Contacts:         (Media)                            (Investors)
                  Tara Blanco                        Dawn Berrie
                  Uproar Inc.                        Uproar Inc.
                  917/351-2891                       917/351-2889
                  tblanco@uproar.com                 dberrie@uproar.com
                  ------------------                 ------------------


                              FOR IMMEDIATE RELEASE

                    UPROAR INC. AGREES TO ACQUIRE IBETCHA.COM
       Second Acquisition Follows Recently Announced iwin.com Acquisition

NEW YORK, August 7, 2000 -Uproar Inc. (Nasdaq/Easdaq: UPRO), producer of uproar.com, announced today that it has entered into a definitive agreement to acquire ibetcha.com, a Web site that offers users the opportunity to place bets on virtually any topic and to win cash and prizes.

This announcement follows Uproar's announcement last week that it is acquiring iwin.com, a popular games-for-prizes and Internet lottery site.

Ibetcha.com users can choose from a variety of topics on which to bet, including sports, entertainment, news and finance. Users can make one-on-one bets, in which two players wager against one another on a particular topic, as well as pool bets, in which players participate in a bet that has more than two outcomes. Ibetcha.com does not allow players to wager with real money; players challenge each other only with the site's free, non-redeemable Betcha-Bucks. Prizes are awarded to the players who win the most Betcha-Bucks in the various categories.

Under the terms of the definitive agreement, Uproar will acquire all outstanding shares of the parent company of ibetcha.com Inc. in a stock-for-stock transaction in which the selling stockholders will receive approximately 1.33 million shares of Uproar common stock. It is anticipated that the transaction will be consummated in August 2000.

"We expect that the acquisition of ibetcha.com will enable Uproar to broaden its content and attract additional users with even more entertaining opportunities to have fun and win prizes," said Kenneth Cron, Chairman and Chief Executive Officer of Uproar Inc. "Ibetcha.com has a smart, creative team of people who can bring real value to Uproar. Following our recently announced acquisition of iwin, we believe that the acquisition of ibetcha.com will further consolidate Uproar's position as a leading online entertainment destination."


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"We believe the combination of Ibetcha.com's betting platform, which enables users to create and control their contests, with Uproar's leading position in online entertainment and games will create a compelling arena for person-to-person competition on the Web," said Tal Cohen, co-founder and CEO of ibetcha.com.

"We're excited to join Uproar's talented and experienced team," added Omer Shvili, co-founder & President of ibetcha.com, "and we're looking forward to realizing the potential of this merger."

About Uproar

Uproar Inc. produces uproar.com, a leading online entertainment destination offering games and game shows such as Family Feud, Puzzle A-Go-Go, Trivia Blitz and Blowout Bingo, with chances to win prizes. With approximately 8.3 million registered users and 5.8 million unique users per month, Uproar ranks among the top 50 Web properties and reaches 7.6 percent of the online audience. The uproar.com network has consistently ranked among the top 10 stickiest networks on the Internet. More than 41,000 sites are Uproar syndicate members, and Uproar sites are available in 14 languages worldwide. Headquartered in New York with offices in San Francisco, London, Hamburg and Budapest, Uproar is publicly traded on both the Nasdaq National Market system and the European Association of Securities Dealers' Automated Quotation system (EASDAQ).

About ibetcha.com

ibetcha.com is a Web site that allows its members to challenge and bet each other about the outcome of any event, for free. Members can place virtual wagers on topics ranging from sports scores and stock market action to the world of entertainment and politics. The monthly and weekly prizes that ibetcha.com offers its members include $1,000,000 in cash, sports cars, DVD Players and Palm Pilots. Founded in 1999, the company is headquartered in New York City and maintains R & D facilities in Israel. For more information about ibetcha.com, visit http://www.ibetcha.com. This press release contains statements of a forward-looking nature relating to future events or future financial results of Uproar Inc. and ibetcha.com Inc. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors which could cause actual events or results to differ materially from those indicated in such forward-looking statements, including the risk that Uproar will not be successful in consummating the acquisition of ibetcha.com, integrating ibetcha.com's business into Uproar's operations, and achieving the operating efficiencies necessary to obtain the desired results of this transaction. Investors are directed to Uproar's reports and documents filed from time to time with the Securities and Exchange Commission and with EASDAQ for additional factors that should be considered before investing in Uproar's securities.